UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 26, 2010

MidSouth Bancorp, Inc.

(Exact name of registrant as specified in its charter)
Louisiana	1-11826	72-1020809
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

102 Versailles Boulevard, Lafayette, Louisiana		70501
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 337-237-8343

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On June 2, 2010, MidSouth Bancorp, Inc. (the “Company”) filed Articles of Amendment to the Company’s Amended and Restated Articles of Incorporation (the “Articles of Amendment”) with the Louisiana Secretary of State increasing the Company’s total authorized common stock from 10 million shares to 30 million shares. As described below under Item 5.07 of this Current Report, the Articles of Amendment were approved by the shareholders at the 2010 Annual Meeting of Shareholders.

The foregoing description of the Articles of Amendment is qualified in its entirety by reference to the Articles of Amendment, a copy of which is filed hereto as Exhibit 3.1 and incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders

On May 26, 2010, the Company held its 2010 Annual Meeting of Shareholders, at which time all matters submitted to a vote of our shareholders as described in the proxy statement filed by the Company with the SEC on April 12, 2010 were approved. At the 2010 Annual Meeting, 7,991,219 shares were represented in person or by valid proxy, and our shareholders took the following actions:

Election of Directors - Shareholders elected Will Charbonnet, Sr., Clayton Paul Hilliard and Joseph V. Tortorice, Jr. to serve as Class II Directors until the 2013 Annual Meeting of Shareholders or until their successors are elected and qualified. The number of votes cast for each of these individuals is as set forth below:

Director	Shares For	Shares Withheld	Broker Non- Votes
Will Charbonnet, Sr.	6,472,863	62,070	1,456,286
Clayton Paul Hilliard	6,472,863	62,070	1,456,286
Joseph V. Tortorice, Jr	6,476,476	58,457	1,456,286

Non-binding advisory resolution regarding executive compensation - Shareholders approved a non-binding advisory resolution regarding executive compensation. The vote totals were 7,805,669 shares for, 165,352 shares against, and 20,198 share abstentions.

Increase Number of Authorized Shares of Common Stock - Shareholders approved Articles of Amendment to increase the number of authorized shares of common stock from 10 million shares to 30 million shares. The vote totals were 7,181,432 shares for, 790,185 shares against, and 19,602 share abstentions.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

3.1	Articles of Amendment to the Amended and Restated Articles of Incorporation of MidSouth Bancorp, Inc. filed on June 2, 2010

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDSOUTH BANCORP, INC. (Registrant)

Date:	June 2, 2010	By:	/s/ James R. McLemore
James R. McLemore Senior Executive Vice President and Chief Financial Officer

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